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                                                                    Exhibit 99.2





May 7, 1998


Board of Directors
Molecular Simulations Incorporated
9685 Scranton Road
San Diego, CA  92121-3752

     Re: Amendment No. 4 to Registration Statement on Form S-4 of Pharmacopeia,
         Inc. File No. 333-47475
         ----------------------------------------------------------------------

Gentlemen:

Reference is made to our opinion letter dated February 4, 1998 with respect to the fairness from a financial point of view to the holders of the outstanding shares of (i) Common Stock, par value $0.001 per share (the "Common Shares"), and (ii) Class B Common Stock, par value $0.001 per share (the "Class B Common Shares" and together with the Common Shares, the "Shares"), of Molecular Simulations Incorporated (the "Company") of the exchange ratio of 0.5292 shares of Common Stock, par value $0.0001 per share, of Pharmacopeia, Inc. ("Pharmacopeia") to be received for each Share pursuant to the Agreement and Plan of Merger and Reorganization, dated as of February 4, 1998, among Pharmacopeia, Micro Acquisition Corporation, a wholly-owned subsidiary of Pharmacopeia, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "THE SUMMARY--Opinions of Financial Advisors" and "THE MERGER--Opinion of MSI's Financial Advisor" and to the inclusion of the foregoing opinion in
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Molecular Simulations Incorporated
May 7, 1998
Page Two



Amendment No. 4 to the above-mentioned Registration Statement. It is understood that our consent is being delivered solely in connection with the filing of Amendment No. 4 to the above-mentioned Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any further amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,


/s/ Goldman, Sachs & Co.